                                  EXHIBIT 99.3

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                     CONVERSION VALUATION APPRAISAL REPORT


                                  PREPARED FOR:


                            DSA FINANCIAL CORPORATION
                              LAWRENCEBUG, INDIANA

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                                     As Of:
                                February 27, 2004



                                  PREPARED BY:

                             KELLER & Company, Inc.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426


                                KELLER & COMPANY

       ------------------------------------------------------------------

                      CONVERSION VALUATION APPRAISAL REPORT


                                  PREPARED FOR:


                            DSA FINANCIAL CORPORATION
                              LAWRENCEBURG, INDIANA

       ------------------------------------------------------------------




                                     As Of:
                               February 27, 2004

                                TABLE OF CONTENTS


PAGE

INTRODUCTION                                                                  1

I.    Description of Dearborn Savings Association, F.A.
      General                                                                 4
      Performance Overview                                                    7
      Income and Expense                                                      9
      Yields and Costs                                                       14
      Interest Rate Sensitivity                                              15
      Lending Activities                                                     17
      Nonperforming Assets                                                   20
      Investments                                                            22
      Deposit Activities                                                     23
      Borrowings                                                             24
      Subsidiaries                                                           24
      Office Properties                                                      24
      Management                                                             24

II.   DESCRIPTION OF PRIMARY MARKET AREA                                     26

III.  COMPARABLE GROUP SELECTION
      Introduction                                                           31
      General Parameters
        Merger/Acquisition                                                   32
        Mutual Holding Companies                                             32
        Trading Exchange                                                     33
        IPO Date                                                             34
        Geographic Location                                                  34
        Asset Size                                                           35
      Balance Sheet Parameters
        Introduction                                                         36
        Cash and Investments to Assets                                       36
        Mortgage-Backed Securities to Assets                                 37
        One- to Four-Family Loans to Assets                                  37
        Total Net Loans to Assets                                            38
        Total Net Loans and Mortgage-Backed Securities to Assets             38
        Borrowed Funds to Assets                                             39
        Equity to Assets                                                     39
      Performance Parameters
        Introduction                                                         40

                                                                           PAGE
III.   Comparable Group Selection (cont.)
       Performance Parameters (cont.)
         Return on Average Assets                                            40
         Return on Average Equity                                            41
         Net Interest Margin                                                 41
         Operating Expenses to Assets                                        42
         Noninterest Income to Assets                                        42
       Asset Quality Parameters
         Introduction                                                        43
         Nonperforming Assets to Asset                                       43
         Repossessed Assets to Assets                                        43
         Loan Loss Reserves to Assets                                        44
       The Comparable Group                                                  44

IV.    Analysis of Financial Performance                                     46

V.    Market Value Adjustments
       Earnings Performance                                                  49
       Market Area                                                           53
       Financial Condition                                                   54
       Asset, Loan and Deposit Growth                                        56
       Dividend Payments                                                     58
       Subscription Interest                                                 59
       Liquidity of Stock                                                    60
       Management                                                            60
       Marketing of the Issue                                                61

VI.    Valuation Methods                                                     63
       Price to Book Value Method                                            64
       Price to Earnings Method                                              66
       Price to Assets Method                                                67
       Valuation Conclusion                                                  68

                                 LIST OF EXHIBIT

NUMERICAL                                                                  PAGE
EXHIBITS


   1       Consolidated Statements of Financial Condition -
             At December 31, 2003 and June 30, 2003                          70
   2       Consolidated Statements of Financial Condition -
             At June 30, 1999 through 2002                                   71
   3       Consolidated Statement of Income for the Six Months
             Ended December 31, 2003 and the Year Ended
             June 30, 2003                                                   72
   4       Consolidated Statements of Income - June 30,
             1999 through 2002                                               73
   5       Selected Consolidated Financial Data                              74
   6       Income and Expense Trends                                         75
   7       Normalized Earnings Trend                                         76
   8       Performance Indicators                                            77
   9       Volume/Rate Analysis                                              78
  10       Yield and Cost Trends                                             79
  11       Net Portfolio Value                                               80
  12       Loan Portfolio Composition                                        81
  13       Loan Maturity Schedule                                            82
  14       Delinquent Loans                                                  83
  15       Nonperforming Assets                                              84
  16       Classified Assets                                                 85
  17       Allowance for Loan Losses                                         86
  18       Investment Portfolio Composition                                  87
  19       Mix of Deposits                                                   88
  20       Certificates By Maturity                                          89
  21       Borrowed Funds Activity                                           90
  22       Offices of Dearborn Savings Association, F.A.                     91
  23       List of Key Officers and Directors                                92
  24       Key Demographic Data and Trends                                   93
  25       Key Housing Data                                                  94
  26       Major Sources of Employment                                       95
  27       Unemployment Rates                                                96
  28       Market Share of Deposits                                          97
  29       National Interest Rates by Quarter                                98
  30       Thrift Stock Prices and Pricing Ratios                            99
  31       Key Financial Data and Ratios                                    107
  32       Recently Converted Thrift Institutions                           115
  33       Acquisitions and Pending Acquisitions                            116

NUMERICAL                                                                  PAGE
EXHIBITS


  34       Thrift Stock Prices and Pricing Ratios -
                      Mutual Holding Companies                              117
  35       Key Financial Data and Ratios -
                      Mutual Holding Companies                              119
  36       Balance Sheets Parameters -
                      Comparable Group Selection                            121
  37       Operating Performance and Asset Quality Parameters -
                      Comparable Group Selection                            124
  38       Balance Sheet Ratios -
             Final Comparable Group                                         127
  39       Operating Performance and Asset Quality Ratios
           Final Comparable Group                                           128
  40       Balance Sheet Totals - Final Comparable Group                    129
  41       Balance Sheet - Asset Composition
             Most Recent Quarter                                            130
  42       Balance Sheet - Liability and Equity
             Most Recent Quarter                                            131
  43       Income and Expense Comparison
             Trailing Four Quarters                                         132
  44       Income and Expense Comparison as a Percent of
             Average Assets - Trailing Four Quarters                        133
  45       Yields, Costs & Earnings Ratios
             Trailing Four Quarters                                         134
  46       Dividends, Reserves and Supplemental Data                        135
  47       Valuation Analysis and Conclusions                               136
  48       Market Pricings and Financial Ratios - Stock Prices
             Comparable Group                                               137
  49       Pro Forma Minimum Valuation                                      138
  50       Pro Forma Mid-Point Valuation                                    139
  51       Pro Forma Maximum Valuation                                      140
  52       Pro Forma Superrange Valuation                                   141
  53       Summary of Valuation Premium or Discount                         142

ALPHABETICAL EXHIBITS
PAGE

   A        Background and Qualifications                                   143
   B        RB 20 Certification                                             147
   C        Affidavit of Independence                                       148

INTRODUCTION

      Keller & Company, Inc. is an independent appraisal firm for financial institutions, and has prepared this Conversion Appraisal Report ("Report") which provides the pro forma market value of the to-be-issued common stock of DSA Financial Corporation (the "Corporation"), a Delaware corporation, in connection with the conversion of Dearborn Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock to be issued represent the ownership interest in Dearborn Financial Corporation, which was formed in April 1999 as a mid-tier holding company, owned by Dearborn Mutual Holding Company. Dearborn Financial Corporation is a subsidiary of Dearborn Mutual Holding Company, which currently has a majority ownership interest in Dearborn Financial Corporation. Under the Plan of Conversion, Dearborn Mutual Holding Company will cease to exist, with Dearborn Savings Association becoming a wholly-owned subsidiary of the Corporation. The existing shares of stock in Dearborn Financial Corporation will be exchanged for new shares of stock in the Corporation based on their current appraised value as determined in this Report.

      The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). In accordance with the conversion, there will be an issuance of 51.6 percent of the Corporation's stock representing the ownership of Dearborn Mutual Holding Company in the Corporation. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Association's management and the Association's conversion counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

      This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization", in accordance with the OTS application requirements of Regulation ss.563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. INTRODUCTION (CONT.)

Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

      The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction. The appraisal assumes the Association is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

      In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended June 30, 1999 through 2003 and for the six months ended December 31, 2003, and discussed them with Dearborn's management and with Dearborn's independent auditors, Grant Thornton LLP, Cincinnati, Ohio. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Association's preliminary Form AC and discussed them with management and with the Association's conversion counsel.

      We have visited Dearborn's home office and branch office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Association's primary market area relative to Indiana, Ohio and the United States. We have also examined the competitive market within which Dearborn operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

      We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected

INTRODUCTION  (CONT.)

publicly-traded thrift institutions and compared the performance of Dearborn to those selected institutions.

      Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.    DESCRIPTION OF DEARBORN SAVINGS ASSOCIATION, F.A.


GENERAL

      Dearborn Savings Association, F.A., Lawrenceburg, Indiana, was organized in 1890 as a state-chartered mutual savings and loan association and later converted to a federally-chartered mutual savings and loan association with the name Dearborn Savings Association, F.A. In October 1993, the Association formed its mutual holding company, Dearborn Mutual Holding Company. Then in 1999, Dearborn formed its mid-tier holding company, DSA Financial Corporation, becoming the subsidiary of the Corporation and completing a minority stock offering.

      Dearborn conducts its business from its main office and branch office in Lawrenceburg, Indiana, the county seat of Dearborn County. The Association currently has no plan to open another branch or a new loan office in the area. The Association's primary retail market area is comprised of Dearborn County and its extended lending market includes portions of the surrounding counties.

      Dearborn's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The Association is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Dearborn is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and is regulated by the OTS and by the FDIC. As of December 31, 2003, Dearborn had assets of $78,820,000, deposits of $63,557,000, and equity of $9,091,000.

      Dearborn is a community-oriented financial institution which has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its market area. Dearborn has been actively and consistently involved in the origination of one-to four-family mortgage loans which represented 58.0 percent of its loan portfolio at December 31, 2003, excluding an additional 8.2 percent of construction loans, and a larger 62.3 percent of its loan portfolio at fiscal year end June 30, 2003. At December 31,

GENERAL  (CONT.)

2003, 70.6 percent of the Association's gross loans consisted of all types of residential real estate loans, including residential construction loans, compared to a lower 73.6 percent at June 30, 2003, with the primary sources of funds being retail deposits from residents in its local communities and moderate levels of FHLB advances. The Association is also an originator of commercial real estate loans, construction loans, home equity and second mortgage loans, commercial loans, and consumer loans. Consumer loans include loans on savings accounts, automobile loans, mobile home loans and other secured and unsecured personal loans.

      The Association had $12.8 million, or 16.2 percent of its assets in cash and investments excluding FHLB stock. The Association had an additional $1.1 million, or 1.4 percent of its assets in FHLB stock, with the combined total of investment securities, FHLB stock and cash and cash equivalents being $13.9 million or 17.6 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Association's lending and investment activities.

      The Association's gross amount of stock to be sold in the second stage offering will be $7,224,000 or 722,400 shares at $10 per share based on the midpoint of the appraised value of $14.0 million, and representing 51.6 percent of the total value. The net conversion proceeds will be $6.7 million reflecting conversion expenses of approximately $500,000. The actual cash proceeds to the Association of $3.4 million will represent fifty percent of the net conversion proceeds. The ESOP will represent 8.0 percent of the gross shares issued, or 57,792 shares at $10 per share, representing $577,920. The Association's net proceeds will be invested in nonresidential real estate loans and possibly adjustable-rate mortgage loans and initially invested in short term investments. The Association may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversification into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits.

GENERAL  (CONT.)

      Dearborn has seen a modest overall deposit decrease over the past eighteen months with deposits decreasing 6.4 percent from June 30, 2002, to December 31, 2003, or an average of

4.3 percent per year. The Association has focused on increasing its commercial real estate loan portfolio with a lesser increase in construction loans, offset by decreases in one- to four-family loans and multi-family loans during the past eighteen months, monitoring its earnings and strengthening its equity to assets ratio. Equity to assets increased from 9.76 percent of assets at June 30, 2002, to 11.53 percent at December 31, 2003.

      Dearborn's primary lending strategy has been to focus on the origination of both adjustable-rate and fixed-rate, one-to four-family loans, commercial real estate loans, construction loans, multi-family loans, commercial loans, and the origination of consumer loans and home equity loans. The Association has also purchased participations in commercial real estate loans in the past.

      Dearborn's share of one- to four-family loans has decreased modestly from
64.0 percent of gross loans at June 30, 2002, to 58.0 percent as of December 31, 2003. Construction loans increased from 6.9 percent of gross loans at June 30, 2002, to 8.2 percent at December 31, 2003. Commercial real estate loans increased from 19.1 percent to 26.5 percent from June 30, 2002, to December 31, 2003. Multi-family loans decreased from 6.3 percent at June 30, 2002, to 4.3 percent at December 31, 2003. All types of mortgage loans as a group increased modestly from 96.3 percent of gross loans at June 30, 2002, to 97.1 percent at December 31, 2003. The increase in mortgage loans was offset by the Association's modest decrease in consumer and commercial loans. The Association's share of consumer and commercial loans witnessed a decrease in their share of loans from 3.7 percent at June 30, 2002, to 2.9 percent at December 31, 2003, due partially to a higher level of loan payoffs.

      Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and

GENERAL (CONT.)

maintain a higher level of general valuation allowances and also in recognition of the Association's continued increase in lending, particularly construction loans, home equity loans, nonresidential loans. At June 30, 2002, Dearborn had $359,000 in its loan loss allowance or 0.59 percent of gross loans, which decreased to $324,000 and represented a lesser 0.52 percent of gross loans at December 31, 2003.

      Interest income from loans and investments has been the primary basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on strengthening the Association's net interest margin without undertaking excessive credit risk and will not pursue any significant change in its interest rate risk position.


PERFORMANCE OVERVIEW


      Dearborn's financial position for the two most recent fiscal years ended June 30, 2002 and 2003, and for the six months ended and at December 31, 2003, is highlighted through the use of selected financial data in Exhibit 5. Dearborn has focused on maintaining its equity position, controlling its overhead ratio, increasing its loan levels, decreasing its mortgage-backed securities, and striving to strengthen its net interest margin. Dearborn has experienced a moderate decrease in assets from June 30, 2002 to December 31, 2003, with a similar decrease in deposits, and an increase in equity over the same period. Such decrease in assets was focused on a decrease in mortgage-backed securities. Assets, loans and deposits have decreased each period from June 30, 2002, to December 31, 2003.

      Dearborn witnessed a total decrease in assets of $7.9 million or 9.1 percent for the period of June 30, 2002, to December 31, 2003, representing an average annual decrease in assets of 6.1 percent. For the six months ended December 31, 2003, assets decreased $1.2 million or 1.5

PERFORMANCE OVERVIEW  (CONT.)

percent, representing 3.0 percent on an annualized basis, compared to a larger $6.7 million or 7.7 percent in fiscal 2003.

      The Association's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $60.5 million at June 30, 2002, to $62.0 million at December 31, 2003, and represented a total increase of $1.6 million, or 2.6 percent. The average annual increase during this period was 1.7 percent. This increase was primarily the result of a higher level of commercial real estate loans. For the six months ended December 31, 2003, loans increased $913,000 or 1.5 percent compared to an increase of $644,000 or 1.1 percent for the fiscal year ended June 30, 2003.

      Dearborn has pursued obtaining funds through deposits and has also made moderate use of FHLB advances during the period of June 30, 2002, to December 31, 2003. The Association's competitive rates for savings in its local market in conjunction with its focus on service have been the sources and strategies for attracting retail deposits. Deposits decreased 6.0 percent from June 30, 2002, to June 30, 2003, followed by a 0.4 percent increase in the six months ended December 31, 2003, with an average annual rate of decrease of 4.3 percent from June 30, 2002, to December 31, 2003. The Association's decrease in deposits is primarily the result of Dearborn's less aggressive pricing of deposits in excess of $100,000. The Association's level of FHLB advances has decreased from $9.0 million at June 30, 2002, to $5.0 million at December 31, 2003.

      Dearborn has been able to increase its equity level and ratio each period from June 30, 2002, to December 31, 2003. At June 30, 2002, the Association had equity of $8.5 million representing a 9.76 percent equity to assets ratio and then increasing to $8.9 million by June 30, 2003, and representing a 11.09 percent equity to assets ratio. At December 31, 2003, equity was a higher $9.1 million and a higher 11.53 percent of assets. The moderate rise in the equity to assets ratio from June 30, 2002, to December 31, 2003, is the result of the Association's steady earnings performance enhanced by a moderate decrease in assets. Equity increased 7.5

PERFORMANCE OVERVIEW (CONT.)

percent from June 30, 2002, to December 31, 2003, representing an average annual increase of 5.0 percent.


INCOME AND EXPENSE

      Exhibit 6 presents selected operating data for Dearborn, reflecting the Association's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 2002 and 2003 and for the six months ended December 31, 2003.

      Dearborn has witnessed an overall decrease in its dollar level of interest income from fiscal year ended June 30, 2002, to June 30, 2003, and for the six months ended December 31, 2003, annualized, due to the Association's decrease in yield on interest-earning assets, as a result of the decrease in interest rates. Interest income ranged from a high of $5.7 million in 2002 to a low of $4.2 million for the six months ended December 31, 2003, annualized. The declining trend was due to decreases in interest income in each period. In fiscal year 2003, interest income decreased $1,092,000 or 18.9 percent to $4.7 million. In the six months ended December 31, 2003, interest income decreased $462,000 or
9.9 percent to $4.2 million, annualized. The overall decrease in interest income was due primarily to the Association's decrease in interest rates in response to the lower interest rate environment and the Association's larger share of adjustable-rate mortgage loans.

      The Association's interest expense experienced a similar trend with decreases in the fiscal year 2003 and the six months ended December 31, 2003. Interest expense decreased $1,248,000 or 35.0 percent, from 2002 to 2003, compared to a smaller dollar decrease in interest income of $1,092,000 or 18.9 percent, for the same time period. Interest expense then decreased $530,000 or
22.9 percent from fiscal year 2003 to the calendar year 2003, compared to a decrease in interest income of $325,000 or 7.0 percent. From fiscal year 2002 to calendar year 2003, interest expense decreased $1,778,000 or 49.9 percent compared to a smaller dollar decrease in interest

INCOME AND EXPENSE (CONT.)

income of $1,417,000 or 24.6 percent. Such decrease in interest income, recognizing the decrease in interest expense, resulted in a moderate dollar increase in annual net interest income of $156,000 or 7.1 percent for the fiscal year ended June 30, 2003, and a rise in net interest margin. Net interest income increased $205,000 or 8.7 percent in calendar year 2003 to its highest level of $2,564,000 in calendar year 2003, and $2,544,000, based on the six months ended December 31, 2003, annualized.

      The Association has made provisions for loan losses in each of the past two fiscal years of 2002 and 2003 and in the six months ended December 31, 2003. The amounts of provisions were determined in recognition of the Association's levels of nonperforming assets, charge-offs, repossessed assets, the Association's level of lending activity, and industry norms. The loan loss provisions were $35,000 in 2002, $6,000 in 2003, and $12,000 in the six months ended December 31, 2003. The impact of these loan loss provisions has been to provide Dearborn with a general valuation allowance of $324,000 at December 31, 2003, or 0.52 percent of gross loans and 53.5 percent of nonperforming assets.

      Total other income or noninterest income indicated moderate volatility in fiscal years 2002 and 2003 with a larger increase in 2003 due to a rise in the gains on the sale of loans and investments. The highest level of total noninterest income was in fiscal year 2003 at $696,000 or 0.87 percent of assets strengthened by a $112,000 gain on the sale of mortgage-backed securities and $399,000 in gains on the sale of loans. Noninterest income was a lesser $440,000 in fiscal year 2002, representing a lesser 0.51 percent of assets. Noninterest income for the six months ended December 31, 2003, was $266,000 or $532,000, annualized, and representing 0.67 percent. The average noninterest income level for the past three periods was $556,000 or 0.68 percent of average assets and a lesser $519,000 or 0.63 percent, excluding the gain on mortgage-backed securities in 2003. Noninterest income consists primarily of gains on loan sales, service charges, fees and other income.


INCOME AND EXPENSE  (CONT.)

      The Association's general and administrative expenses or noninterest expenses increased from $1,582,000 for the fiscal year of 2002 to $1,760,000 for the fiscal year ended June 30, 2003, and then were a similar but lesser $1,722,000, based on the six months ended December 31, 2003, annualized. The dollar increase in noninterest expenses was $178,000 from 2002 to 2003, representing a percentage increase of 11.3 percent. This increase in operating expenses was due primarily to a rise in compensation expense as a result of a staffing increase. On a percent of average assets basis, operating expenses increased from 1.83 percent of average assets for the fiscal year ended June 30, 2003, to 2.16 percent for the fiscal year ended June 30, 2003, to 2.18 percent for the six months ended December 31, 2003, annualized, which was lower than the current industry average of approximately 2.33 percent.

      The net earnings position of Dearborn has indicated profitable performance in each of the past two fiscal years ended June 30, 2002 and 2003, and for the six months ended December 31, 2003. The annual net income figures for the past two fiscal years of 2002 and 2003 were $650,000 and $804,000, and $406,000 for the six months ended December 31, 2003, representing returns on average assets of 0.75 percent, 0.99 percent, and 1.02 percent, respectively.

      Exhibit 7 provides the Association's normalized earnings or core earnings for fiscal years 2002, 2003 and for the twelve months ended December 31, 2003. The Association's normalized earnings eliminate any nonrecurring income and expense items. There was no adjustment for fiscal year 2002. In fiscal 2003, there was a downward income adjustment of $72,000 to reduce the higher gain on sale of mortgage-backed securities. For the twelve months ended December 31, 2003, there were no adjustments.

      The key performance indicators comprised of selected operating ratios, asset quality ratios and equity ratios are shown in Exhibit 8 to reflect the results of performance. The Association's return on assets increased from 0.75 percent in fiscal year 2002, to 0.99 percent

INCOME AND EXPENSE  (CONT.)

in fiscal year 2003, then to 1.02 percent for the six months ended December 31, 2003, annualized.

      The Association's average net interest rate spread increased from 2.38 percent in fiscal year 2002 to 2.84 percent in fiscal year 2003, then increased further to 3.16 percent for the six months ended December 31, 2003, annualized. The Association's net interest margin indicated a similar trend, increasing from
2.67 percent in fiscal year 2002 to 3.04 percent in fiscal year 2003, and then further increasing to 3.36 percent for the six months ended December 31, 2003, annualized. Dearborn's net interest rate spread increased 46 basis points in 2003 to 2.84 percent from 2.38 percent in 2002 and then increased 32 basis points for the six months ended December 31, 2003, to 3.16 percent. The Association's net interest margin followed a basically similar trend, increasing 38 basis points to 3.05 percent in 2003 and then increasing 31 basis points to
3.36 percent for the six months ended December 31, 2003, annualized.

      The Association's return on average equity increased from 2002 to 2003. The return on average equity increased from 8.09 percent in 2002 to 9.36 percent in fiscal year 2003, and then decreased to 8.99 percent for the six months ended December 31, 2003, annualized.

      Dearborn's ratio of average interest-earning assets to average interest-bearing liabilities increased gradually from 106.46 percent at June 30, 2002, to a higher 107.08 percent at June 30, 2003, and then increased to 109.27 percent at December 31, 2003.

      The Association's ratio of noninterest expenses to average assets increased from 1.83 percent in fiscal year 2002, to a moderately higher 2.16 percent in fiscal year 2003, due to normal rises in overhead expenses and a larger increase in compensation. Noninterest expenses to assets then increased further to 2.17 percent for the six months ended December 31, 2003, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio". The industry norm is 56.8 percent with the lower the ratio indicating higher

INCOME AND EXPENSE (CONT.)

efficiency. The Association has been characterized with a normal level of efficiency reflected in its reasonable efficiency ratio, which decreased from
59.86 percent in 2002 to 57.61 percent in 2003 to 55.98 percent for the six months ended December 31, 2003, annualized.

      Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Dearborn witnessed a decrease in its nonperforming asset ratio from fiscal year 2002 to the six months ended December 31, 2003. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans and repossessed assets. The ratio of nonperforming assets to total assets was 1.42 percent at June 30, 2002, and decreased to 0.52 percent at June 30, 2003. The ratio then increased to 0.77 percent at December 31, 2003. The Association's allowance for loan losses was 0.58 percent of loans at June 30, 2002, and decreased to 0.50 percent at December 31, 2003, resulting primarily from the Association's increase in loans combined with modest charge-offs in 2003. As a percentage of nonperforming loans, Dearborn's allowance for loan losses increased from 29.33 percent at June 30, 2002, to 59.67 percent at December 31, 2003.

      Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2003 and for the six months ended December 31, 2003. In fiscal year 2003, net interest income increased $156,000, due to a decrease in interest income of $1,092,000 offset by a $1,248,000 decrease in interest expense. The decrease in interest income was due to a decrease due to volume of $367,000, accented by a decrease due to rate of $725,000. The decrease in interest expense was due to a decrease due to volume of $320,000 accented by a decrease due to a change in rate of $928,000.

      In the six months ended December 31, 2003, net interest income increased $205,000, due to a decrease in interest income of $325,000, offset by a decrease in interest expense of $530,000. The decrease in interest income was due to a decrease due to rate of $359,000, reduced by an increase due to volume of $34,000. The decrease in interest expense was due to a decrease due to volume of $40,000, accented by a decrease due to a change in rate of $490,000.

YIELDS AND COSTS

      The overview of yield and cost trends for the years ended June 30, 2002 and 2003, for the six months ended December 31, 2003, and at December 31, 2003 can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

      Dearborn's weighted average yield on its loan portfolio decreased 74 basis points from fiscal year 2002 to 2003, from 7.76 percent to 7.02 percent and then decreased another 76 basis points for the six months ended December 31, 2003, to
6.26 percent. The yield on mortgage-backed securities decreased 471 basis points from fiscal year 2002 to 2003 from 6.11 percent to 1.40 percent and decreased another 72 basis points for the six months ended December 31, 2003 to 0.68 percent. The yield on other investment securities decreased 87 basis points from
5.07 percent in 2002 to 4.20 percent in 2003 and then decreased another 135 basis points for the six months ended December 31, 2003 to 2.85 percent. The yield on interest-bearing deposits decreased 72 basis points from fiscal year 2002 to 2003, from 3.00 percent to 2.28 percent and then increased 33 basis points for the six months ended December 31, 2003, to 2.61 percent. The combined weighted average yield on all interest-earning assets decreased 94 basis points to 6.04 percent from 2002 to 2003 and then decreased another 47 basis points to
5.57 percent for the six months ended December 31, 2003. The yield was a higher
5.62 percent at December 31, 2003.

      Dearborn's weighted average cost of interest-bearing liabilities decreased 140 basis points from fiscal year 2002 to 2003, which was greater than the Association's 94 basis point decrease in yield, resulting in an increase in the Association's interest rate spread of 46 basis points from 2.38 percent to 2.84 percent from 2002 to 2003. The Association's average cost of interest-bearing liabilities then decreased from June 30, 2003, to December 31, 2003 by 79 basis points to 2.41 percent compared to a 47 basis point decrease in yield on interest-earning assets. The result was an increase in the Association's interest rate spread of 32 basis points to 3.16 percent for the six months ended December 31, 2003. The Association's net interest margin increased

YIELDS AND COSTS  (CONT.)

from 2.67 percent in fiscal year 2002 to 3.04 percent in fiscal year 2003, and then increased to 3.36 percent for the six months ended December 31, 2003.

INTEREST RATE SENSITIVITY

      Dearborn has monitored its interest rate sensitivity position and focused on maintaining a moderate level of rate sensitive assets by originating a moderate share of adjustable-rate mortgage loans with a relatively high level of construction loans, commercial real estate loans, and short term consumer and commercial loans. Dearborn recognizes the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. Dearborn has responded to the interest rate sensitivity issue by being a more active originator of adjustable-rate commercial real estate loans and originating higher levels of short term construction loans, home equity loans and adjustable-rate mortgage loans.

      The Association measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Association is calculated on a quarterly basis, by the OTS, showing the change in the NPV for the Association under rising and falling interest rates. Such changes in NPV under changing rates is reflective of the Association's interest rate risk exposure.

INTEREST RATE SENSITIVITY  (CONT.)

      There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

      Exhibit 11 provides the Association's NPV as of December 31, 2003, based on OTS calculations and the change in the Association's NPV under rising and declining interest rates. The focus of this exposure table is a 200 basis points change in interest rates either up or down.

      The Association's change in its NPV at December 31, 2003, based on a rise in interest rates of 100 basis points was a 9.0 percent decrease, representing a dollar decrease in equity value of $1,043,000. In contrast, based on a decline in interest rates of 100 basis points, the Association's NPV was estimated to increase 5.0 percent or $535,000 at December 31, 2003. The Association's exposure increases to a 19.0 percent decrease under a 200 basis point rise in rates. The Association's post shock NPV ratio is 12.14 percent at December 31, 2003, and the Association's change in its NPV ratio is a negative 230 basis points, based on a 200 basis point increase in interest rates.


      The Association is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates. Due to Dearborn's recognition of the need to control its interest rate exposure, the Association has been a more active originator of adjustable-rate residential mortgage loans, construction loans and home equity loans and adjustable-rate commercial real estate loans and plans to continue this lending strategy with a continued emphasis on adjustable rate commercial real estate loans.

LENDING ACTIVITIES

      Dearborn has focused its lending activity historically on the origination of conventional mortgage loans secured by one- to four-family dwellings with an increasing emphasis on commercial real estate loans. Exhibit 12 provides a summary of Dearborn's loan portfolio, by loan type, at June 30, 2002 and 2003 and at December 31, 2003.

      Residential loans secured by one- to four-family dwellings and commercial real estate loans but excluding residential construction loans were the primary loan types representing 84.6 percent of the Association's gross loans as of December 31, 2003. This share has seen a modest increase from 83.1 percent at June 30, 2002. The largest individual loan type comprising this category was one- to four-family loans, which represented 58.0 percent of loans at December 31, 2003, decreasing from 64.0 percent at June 30, 2002. The second largest individual loan category was commercial real estate and land loans, which represented 26.5 percent of loans at December 31, 2003, rising from 19.1 percent at June 30, 2002. The third largest loan type as of December 31, 2003, was construction loans, which comprised a 8.2 percent of gross loans compared to a smaller 6.9 percent as of June 30, 2002. The multi-family loan category was the fourth largest loan type at December 31, 2003, which represented 4.4 percent of gross loans, compared to a larger 6.3 percent at June 30, 2002. These four real estate loan categories represented 97.1 percent of gross loans at December 31, 2003, compared to a slightly smaller 96.3 percent of gross loans at June 30, 2002.

      Commercial loans represent a relatively small loan category for Dearborn with regard to the amount of loans. Commercial loans totaled $739,000 and represented a minimal 1.1 percent of total loans at December 31, 2003, compared to $694,000 and 1.1 percent of total loans at June 30, 2003. Commercial loans are included in the consumer and other loans category.

      The consumer and other loan category was the remaining loan category at December 31, 2003, and represented a modest 2.9 percent of gross loans compared to 3.7 percent at June 30, 2002. The consumer and other loan category also includes commercial business loans. The primary type of consumer loans is mobile home loans which represented 43.3 percent of consumer loans at December 31, 2003. Consumer loans were the smallest overall loan type, at December 31, 2003, and also the smallest loan type at June 30, 2002. The Association originates savings account loans, automobile loans, home equity and second mortgage loans and secured and unsecured personal loans. The overall mix of loans has witnessed some moderate changes from the end of fiscal year-end 2002 to December 31, 2003, with the Association having decreased its share of one- to four-family and multi-family mortgage loans to offset its increases in commercial real estate loans and construction loans.

      The emphasis of Dearborn's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Dearborn's market area which includes all of Dearborn County. The Association also originates interim construction loans on one- to four-family residences primarily to individual owners and to developers. At December 31, 2003, 58.0 percent of Dearborn's gross loans consisted of loans secured by one- to four-family residential properties, excluding construction loans. Construction loans represented another 4.4 percent of gross loans at December 31, 2003.

      The Association originates one-year, three-year and five-year adjustable-rate mortgage loans ("ARMs"). The Association also offers seven-year and ten-year mortgage loans. The initial interest rates on ARMs are indexed to the one-year U. S. Treasury Bill rates. One-year, three-year, and five-year ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and a maximum rate adjustment of 6.0 percent for the life of the loan, with payments based on up to a 30 year loan term. The Association does not use below market interest rates to attract borrowers. The Association retains all ARMs which it originates.

      The majority of ARMs have terms of up to 30 years, and fixed rate loans have normal terms of 15 to 30 years. The Association has retained its ARMs and short term fixed-rate loans. Historically, the majority of Dearborn's one-to four-family mortgage loan portfolio has been

LENDING ACTIVITIES (CONT.)

fixed-rate mortgage loans, which represented 61.7 percent of one-to four-family mortgage loans at December 31, 2003, with 38.3 percent being ARMs.

      The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Dearborn, even though the Association will grant loans with up to a 95 percent loan to value ratio, but private mortgage insurance is generally required for loans with a loan-to-value ratio in excess of 80.0 percent. Mortgage loans originated by the Association include due-on-sale clauses enabling the Association to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Association normally exercises its rights under these clauses.

      Dearborn originates residential construction loans for properties located in the Association's primary market area. Construction loans are offered primarily to individuals for the construction of their residence and, to a lesser extent, to experienced local developers. The Association also originates multi-family and nonresidential construction loans, on occasion, on properties located in the market area. Construction loans are generally offered with terms up to 30 years and may be up to 90.0 percent of the appraised value. The Association had $5.3 million or 8.2 percent of total loans in construction loans.

      Dearborn has also been a relatively active originator of commercial real estate loans. The Association will continue to make commercial real estate loans. The Association had a total of $17.3 million in commercial real estate loans at December 31, 2003, or 26.5 percent of gross loans, compared to $11.9 million or 19.1 percent of gross loans at June 30, 2002. The major portion of commercial real estate loans are secured by office buildings, retail stores, churches and other commercial properties and are located in the Association's primary market area.

      The Association also originates commercial loans to area businesses. Such business loans include term loans and lines of credit and are generally secured by equipment, inventory and accounts receivable. Dearborn has been less active in consumer lending. Consumer loans

LENDING ACTIVITIES (CONT.)

originated consist primarily of automobile loans, secured and unsecured personal loans, and savings account loans and represented a combined total with commercial loans of $1.9 million or 2.9 percent of gross loans at December 31, 2003, down from $2.3 million or 3.7 percent of loans at June 30, 2002.

      Exhibit 13 provides a loan maturity schedule and breakdown and summary of Dearborn's fixed-rate and adjustable-rate loans, indicating a majority of fixed-rate loans. At June 30, 2003, 51.2 percent of the Association's total loans due after June 30, 2004, were fixed-rate and 48.8 percent were adjustable-rate. The Association has a strong 52.3 percent of its loans at June 30, 2003, due in 10 years or less and an additional 34.6 percent due in 11 to 15 years.

NONPERFORMING ASSETS

      Dearborn understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with recent increases in their levels of nonperforming assets and have been forced to recognize losses by setting aside higher valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased nonresidential real estate loans. Dearborn has been faced with higher levels of delinquent loans and nonperforming assets in the past and has made a concerted effort to control its nonperforming assets and has been successful in reducing its nonperforming assets.

      On a monthly basis, Dearborn's management reviews all loans delinquent 30 days or more, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent, the Association sends the borrower a late payment notice within 15 days after the payment is due. The Association then initiates both written and oral communication with the

NONPERFORMING ASSETS  (CONT.)

borrower if the loan remains delinquent for 60 days. When the loan becomes delinquent at least 90 days, the Association will commence foreclosure proceedings. The Association does not normally accrue interest on loans past due 90 days or more. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Association pursues foreclosure procedures or may decide to modify the loan or grant a limited moratorium to allow the borrower to reorganize his financial affairs.

      Exhibit 14 provides a summary of Dearborn's delinquent loans at June 30, 2003 and 2003, and at December 31, 2003. Delinquent loans include loans 60 to 89 days past due and loans 90 days or more past due. The Association had $1.7 million in delinquent loans at June 30, 2002, decreasing to $979,000 at June 30, 2003, and then increasing slightly to $1.1 million at December 31, 2003. The major share of delinquent loans consist of one- to four-family loans, which represented 76.2 percent of delinquent loans at December 31, 2003, with the remainder being consumer loans.

      Exhibit 15 provides a summary of Dearborn's nonperforming assets at June 30, 2002 and 2003 and at December 31, 2003. Nonperforming assets consist of nonaccrual loans, loans delinquent 90 days or more and real estate owned including other repossessed assets. The Association has historically carried a higher level of nonperforming assets, but these assets have decreased from 2002 to 2003. Dearborn's level of nonperforming assets decreased from $1,228,000 or
1.42 percent of assets at June 30, 2002, to $417,000 or 0.52 percent of assets at June 30, 2003. Nonperforming assets then increased to $606,000 or 0.77 percent of assets at December 31, 2003. At December 31, 2003, Dearborn's nonperforming assets consisted of $241,000 in nonaccrual loans, $302,000 in loans 90 days or more past due and $63,000 in real estate owned for a total of
0.77 percent of assets.

      Dearborn's level of nonperforming assets was higher than its level of classified assets. The Association's level of classified assets was $299,000 or
0.38 percent of assets at December 31, 2003 (reference Exhibit 16). The Association's classified assets consisted of $297,000 in

NONPERFORMING ASSETS (CONT.)

substandard assets, $2,000 in assets classified as doubtful and no assets classified as loss. The Association had $286,000 in classified assets at June 30, 2003, with $281,000 classified as substandard and $5,000 classified as doubtful.

      Exhibit 17 shows Dearborn's allowance for loan losses for fiscal years ended June 30, 2002 and 2003, and for the six months ended December 31, 2003, indicating the activity and the resultant balances. Dearborn has witnessed a slight decrease in its balance of allowance for loan losses from $359,000 at June 30, 2002 to $324,0000 at December 31, 2003. The
balance in allowance for loan losses decreased from June 30, 2002, to December 31, 2003, due to higher charge-offs of $67,000 in 2003. The Association's ratio of allowance for loan losses to gross loans decreased from 0.59 percent at June 30, 2002, to 0.52 percent at December 31, 2003. The ratio of allowance for loan losses to nonperforming loans was 29.23 percent at June 30, 2002, and a higher
59.67 percent at December 31, 2003, reflecting the decrease in nonperforming loans, with both ratios below the industry average of 155.28 percent.


INVESTMENTS

      The investment securities portfolio of Dearborn has been comprised of U.S. Government and federal agency securities, CMO's, municipal securities, FHLB stock and equity securities. Exhibit 18 provides a summary of Dearborn's investment securities at June 30, 2002, and 2003 and at December 31, 2003, excluding FHLB stock. Investment securities, including available-for-sale and held-to-maturity securities, totaled $13.7 million at June 30, 2002, compared to $8.5 million at December 31, 2003, excluding FHLB stock of $1,079,000 at December 31, 2003. The decrease in investment securities was primarily the result of the sale of $2.9 million in mortgage-backed securities. The primary component of investment securities at December 31, 2003, was U.S. Government and federal agency securities, representing 47.1 percent of investments. The securities portfolio had a weighted average yield of 2.85 percent for the six months ended December 31, 2003, annualized. The Association also had interest-bearing deposits of $3.2

INVESTMENTS  (CONT.)

million at December 31, 2003, with a yield of 2.61 percent for the six months ended December 31, 2003, annualized.

      The Association had no mortgage-backed securities but had $2.1 million in CMO's at December 31, 2003, which are included in investments available-for-sale.

DEPOSIT ACTIVITIES

      The change in the mix of deposits from June 30, 2002, to December 31, 2003, is provided in Exhibit 19. There has been a moderate change in both total deposits and in the deposit mix during this period. Certificates of deposit witnessed an increase in their share of total deposits, rising from a lower 45.2 percent of total deposits at June 30, 2002, to a more normal 56.3 percent of total deposits at December 31, 2003. This increase is in contrast to the industry norm of a slight decrease in the share of certificates. The major component of certificates had rates between 2.01 percent and 3.00 percent and represented 47.9 percent of certificates at December 31, 2003. Regular savings accounts decreased in dollar amount from $23.1 million to $19.2 million, and their share of total deposits decreased from 34.0 percent to 30.3 percent from June 30, 2002, to December 31, 2003. NOW accounts also indicated a decrease from $4.7 million at June 30, 2002, to $3.9 million at December 31, 2003, and their share of total deposits decreased from 6.9 percent to 6.2 percent. Money market accounts had a decrease in their share of total deposits declining from 13.9 percent to 7.3 percent during the same time period.

      Exhibit 20 shows the Association's breakdown in certificates of deposit by maturity at June 30, 2003. Dearborn has a strong 69.3 percent of its certificates of deposit maturing in less than one year and another 24.0 percent maturing in one to two years. The major share of certificates had interest rates from 2.01 percent to 3.0 percent responsible for 46.70 percent of certificates with the second largest category having rates between 3.01 percent and 4.0 percent and representing 25.78 percent of certificates.

BORROWINGS

      Dearborn has relied on retail deposits as its primary source of funds but has also made use of FHLB advances. Exhibit 21 shows the Association's FHLB advances for the past two fiscal years ended June 30, 2002, and 2003 and for the six months ended December 31, 2003. The Association had FHLB advances totaling $9.0 million at June 30, 2002, representing 10.4 percent of assets with such advances having decreased to $6.0 million and representing 7.5 percent of assets at June 30, 2003. FHLB advances decreased further to $5.0 million at December 31, 2003, representing a lesser 6.3 percent of assets. The cost of FHLB advances has decreased from 6.20 percent at June 30, 2002, to 4.05 percent at December 31, 2003.

SUBSIDIARIES

      Dearborn has no active subsidiaries.


OFFICE PROPERTIES

      Dearborn has two full service offices located in Lawrenceburg in Dearborn County, Indiana (reference Exhibit 22). Dearborn owns both of its offices. The Association's net investment in its office premises totaled $567,000 or 0.72 percent of assets at December 31, 2003.


MANAGEMENT

      The president and chief executive officer of Dearborn is Edward L. Fisher, who is not a Director. Mr. Fischer joined the Association in 1993 and served the Association as chief financial officer and treasurer until 1996 when he became president and chief executive officer. Mr. Fischer is also president and chief executive officer of DSA Financial Corporation, a

MANAGEMENT  (CONT.)

position he has held since its formation in 1999. Other senior officers include Thomas J. Sicking, vice president; Delmar C. Schiferl, vice president-director of lending; and Steven R. Doll, vice president-chief financial officer. Mr. Sicking has served in his present position since January 1997 and has served as vice president of Dearborn Financial since 1999. Mr. Schiferl has been with the Association since April 2002 when he became vice president-director of lending. Prior to that, Mr. Schiferl worked at Advantage Bank from 1996 to 2002. Steven
R. Doll joined Dearborn in 2002. Prior to that, Mr. Doll worked with Sharefax Credit Union from 2001 to 2002 and previously worked as chief financial officer of Ameriana Bank from 1993 to 2001.

II.   DESCRIPTION OF PRIMARY MARKET AREA

      Dearborn's primary market area for retail deposits encompasses Dearborn County (the market area), Indiana, located in southeastern Indiana.

      The primary market area is characterized by a moderately higher than average level of median household income than both Indiana and the United States, but lower per capita income and a higher housing value than Indiana and the United States. Unemployment rates in the market area have been lower than in the United States and equal to or lower than Indiana's unemployment rates. The market area's strongest employment categories are the services industry, manufacturing industry and the wholesale/retail trade industry

      Exhibit 24 provides a summary of key demographic data and trends for the market area, Indiana and the United States. Overall, from 1990 to 2000, population increased in the market area as well as in Indiana and the United States. The population increased by 18.7 percent for the market area from 1990 to 2000. In the same time period, population increased a smaller 9.7 percent in Indiana, and increased in the United States by 13.2 percent. Future population projections indicate that population will continue to increase at a stronger pace in the market area through 2008. From 2000 to 2008, population is expected to increase by 10.3 percent in the market area, by 3.0 percent in Indiana and by
4.5 percent in the United States.

      In conformance with its larger rise in population, the market area experienced an increase in households of 23.9 percent from 1990 to 2000. During that same time period, the number of households increased in Indiana by 13.2 percent and increased by 14.7 percent in the United States. By 2008, the market area's households are projected to continue to increase by 13.4 percent, while the number of households are expected to increase by 3.8 percent in Indiana and increase in the United States by 5.3 percent.

      In 1990, per capita income in the market area was lower than the per capita income in Indiana but higher than the United States. The market area had a 1990 per capita income of $12,542 compared to Indiana at a higher $13,149 and a lower $12,313 in the United States.

From 1990 to 2000, per capita income increased in the market area, Indiana and the United States, with the United States having the greatest percent increase. The market area's per capita income increased from 1990 to 2000 by 67.4 percent to $20,998, while Indiana's per capita income increased by a smaller 52.2 percent to $20,010. Per capita income in the United States increased by a larger
76.1 percent to $21,684.

      The 1990 median household income in the Association's primary market area was higher than the median household income in Indiana and the United States. The market area had a 1990 median household income of $31,3988, which was higher than Indiana's median household income of $28,797 and also higher than the United States' median household income of $28,525. From 1990 to 2000, median household income in the primary market area, Indiana and the United States all increased, with the market area indicating the highest rate of increase, and Indiana the lowest. Median household income increased by 51.9 percent to $47,692 in the market area compared to a lower 40.9 percent increase to $40,566 in Indiana and a modestly higher 44.9 percent increase to $41,343 in the United States. From 2000 to 2008, median household income is projected to increase by
18.8 percent in the market area while increasing by 15.0 percent in Indiana and
17.2 percent in the United States. Based on those rates of change, by 2008, median household income is expected to be a higher $56,675 in the market area, a higher $46,651 in Indiana, and $48,454 in the United States.

      Exhibit 25 provides a summary of key housing data for the market area, Indiana and the United States. In 1990, the market area had a higher than average rate of owner-occupancy at 78.3 percent, greater than the 70.2 percent owner-occupancy rate for Indiana. The United States had a lower owner-occupancy rate of 64.2 percent. As a result, the market area supports a lower than average rate of renter-occupied housing at 21.7 percent compared to 29.8 percent for Indiana and 35.8 percent for the United States. By 2000, the owner-occupancy rate had risen only slightly in Dearborn County, to 78.6 percent compared to Indiana at 71.4 percent and the United States at 66.2 percent. Renter-occupied housing rates decreased to 21.4 percent, 28.6 percent and 33.8 percent, respectively, in the market area, Indiana and the United States.

DESCRIPTION OF PRIMARY MARKET AREA (CONT.)

      The market area's median housing value of $59,800 is higher than Indiana's but lower than that of the United States. The average median rent of the market area of $321 was significantly below the median rent of both Indiana at $374 and the United States at an identical $374.

      In 1990, the major business source of employment by industry group, based on number of employees, for the market area was the services industry, responsible for 28.5 percent of jobs, which was lower than Indiana at 32.7 percent and the United States with 34.0 percent (reference Exhibit 26). The manufacturing industry was the second major employer in the market area at 25.4 percent and also in Indiana at a similar 25.1 percent. In the United States, the wholesale/retail trade group was the second major employer with 27.5 percent. The wholesale/retail trade group was the third major employer in the market area at 22.4 percent and also in Indiana at 21.4 percent. In the United States the manufacturing group was the third major employer with 19.2 percent. The construction group, financial, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 23.7 percent of employment in the market area, 20.8 percent in Indiana and 19.3 percent in the United States.

      The following list provides some of the leading employers in the market area:

Employer                        Product                      Number of Employees
Anchor Glass Container          Molded Glass                         301
Aurora Casket Company           Caskets                              840
American Electric Power         Electricity                          185
Joseph E. Seagram & Sons, Inc.  Distilled Spirits                    581
Batesville Products, Inc.       Mold Castings                         55
FSI Products, Inc.              Poly Products-bank supplied           45
Stedman Machine                 Crushing Equipment                    48
Argosy Casino                   Entertainment                      2,350
Pri-Pak, Inc.                   Bottling                              80
Dearborn County Hospital        Median Services                      660


DESCRIPTION OF PRIMARY MARKET AREA  (CONT.)

      The unemployment rate is another key economic indicator. Exhibit 27 shows the annual unemployment rates in the market area, Indiana and the United States in 1999, 2000, 2001 and 2002 and through November 2003. The market area has been characterized by a lower unemployment rate than the United States and similar to or lower than Indiana. In 1999, the market area had an unemployment rate of 3.2 percent compared to an unemployment rate of 3.0 percent in Indiana and a higher rate of 4.2 percent in the United States. The market area's unemployment rate remained at 3.2 percent in 2000, compared to an increase to 3.0 percent in Indiana and a decrease to 4.0 percent in the United States. In 2001, the market area increased to 3.9 percent, while Indiana and the United States showed a increases to 4.4 percent and 4.7 percent, respectively. In 2002, the market area county had an unemployment rate of 4.6 percent, with Indiana at 5.1 percent and the United States at 5.8 percent. By November 2003, the unemployment rate in the market area was a higher
4.8 percent but had decreased to 4.7 percent in Indiana and to 5.6 percent in the United States.

      Exhibit 28 provides deposit data for banks and thrifts in Dearborn County, the Association's the market area. Dearborn's deposit base in the market area was $63.9 million or 17.1 percent of the $373.6 million total thrift deposits but a much smaller 8.4 percent share of total deposits, which were $757.5 million as of June 30, 2003. The market area is fairly evenly divided between banks and thrifts, regarding total deposits. Total bank deposits in the market area were $383.9 million representing 50.7 percent of total deposits. It is evident from the size of thrift deposits and bank deposits that the market area has a relatively strong deposit base, with Dearborn having a moderate level of market penetration for thrift deposits but a small share of market penetration of total deposits.

      Exhibit 29 provides interest rate data for each quarter for the years 2000 through 2003. The interest rates tracked are the Prime Rate, as well as 90-Day, one year and thirty year Treasury Bills. Short term interest rates experienced a slightly rising trend in 2000. This rising trend reversed in 2001 with prime rate dropping from 7.50 percent in early 2001 to 4.75 percent by the end of 2001. Such decrease in the prime rate subsided in 2002, decreasing to 4.25 percent

DESCRIPTION OF PRIMARY MARKET AREA  (CONT.)

in the fourth quarter of 2002. Prime rate decreased to 4.00 percent in 2003 and has remained there. Rates on one-year T-bills witnessed a similar trend.

SUMMARY

      The market area represents an area with growing population and household trends during the mid 1990s. The market area displayed a lower per capita income and higher median household income than Indiana and the United States in 2000 and higher median housing and rent values than Indiana but lower than the United States. Finally, the market area had a slightly higher unemployment rate when compared to Indiana but lower than the United States in 2003 and a highly competitive financial institution market slightly dominated by banks, with a relatively strong presence of thrifts and a total market deposit base for banks and thrifts that nears $757.5 million in deposits.













III.  COMPARABLE GROUP SELECTION

INTRODUCTION

      Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Indiana.

      Exhibits 30 and 31 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 234 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 30 and 31 also subclassify all thrifts by region, including the 95 publicly-traded Midwest thrifts ("Midwest thrifts") and the 24 publicly-traded thrifts in Indiana ("Indiana thrifts"), and by trading exchange. Exhibit 32 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2003, and February 27, 2004.

      The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Dearborn as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Dearborn's basic operation.

INTRODUCTION  (CONT.)

      Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

MERGER/ACQUISITION

      The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

      Institution                                          State
      -----------                                          -----

      StateFed Financial Corp.                             Iowa

      First Kansas Financial Corp.                         Kansas

      MSB Financial, Inc.                                  Michigan

      There is are no pending merger/acquisition transaction involving thrift institutions in Dearborn's city, county or market area, as indicated in Exhibit 33.


MUTUAL HOLDING COMPANIES

      The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-

MUTUAL HOLDING COMPANIES  (CONT.)

traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 34 publicly-traded mutual holding companies as well between those 34 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 34 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

       Institution                                          State
       -----------                                          -----

       Webster City Federal Savings Bank, MHC               Iowa

       Jacksonville Savings Bank, MHC                       Illinois

       Greater Delaware Valley, MHC                         Pennsylvania

       Skibo Financial Corp., MHC                           Pennsylvania


TRADING EXCHANGE

      It is necessary that each bank in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ), or on the OTC Bulletin Board or in the Pink Sheets. Such a listing indicates that a bank's stock has demonstrated trading activity and is responsive to normal market conditions, which are

TRADING EXCHANGE  (CONT.)

requirements for listing. Of the 268 publicly-traded, FDIC-insured savings institutions, including the 34 mutual holding companies, 17 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange and 180 are traded on NASDAQ, 45 are traded on the OTC Bulletin Board and 8 are listed in the Pink Sheets.


IPO DATE

      Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of February 27, 2004, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to December 31, 2002.


GEOGRAPHIC LOCATION

      The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Dearborn, including the Midatlantic, New England, western, southwestern and southeastern states.

      The geographic location parameter consists of Indiana and its surrounding states of Ohio, Michigan, Kentucky and Illinois, as well as the states of Iowa, Kansas, Minnesota, Missouri, Pennsylvania, Tennessee, West Virginia and Wisconsin, for a total of thirteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift


GEOGRAPHIC LOCATION   (CONT.)

institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.


ASSET SIZE

      Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $400 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Dearborn, with assets of approximately $78.8 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

      In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


SUMMARY

      Exhibits 36 and 37 show the 45 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

INTRODUCTION

      The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 36. The balance sheet ratios consist of the following:

          1.    Cash and investments to assets
          2.    Mortgage-backed securities to assets
          3.    One- to four-family loans to assets
          4.    Total net loans to assets
          5.    Total net loans and mortgage-backed securities to assets
          6.    Borrowed funds to assets
          7.    Equity to assets


      The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Dearborn with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Dearborn. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.


CASH AND INVESTMENTS TO ASSETS

      The Association's ratio of cash and investments to assets was 13.4 percent at December 31, 2003, and reflects Dearborn's share of investments modestly lower than national and regional averages. The Association's investments have consisted primarily of federal agency securities, trust preferred securities, municipal obligations, asset management fund shares and deposits in other financial institutions. For its most recent three fiscal years, Dearborn's average ratio of cash and investments to assets was a similar 16.8 percent, from a high of 18.3 percent in 2002 to a low of 14.6 percent in 2003, with a generally level trend. It should be noted that, for the purposes of comparable group selection, Dearborn's $1,079,000 balance of Federal Home

CASH AND INVESTMENTS TO ASSETS  (CONT.)

Loan Bank stock at December 31, 2003, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

      The parameter range for cash and investments is fairly broad, in spite of Dearborn's modestly lower balance of cash and investments, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 30.0 or less of assets, with a midpoint of 15.0 percent.


MORTGAGE-BACKED SECURITIES TO ASSETS

      At December 31, 2003, Dearborn's ratio of mortgage-backed securities to assets was a low 2.7 percent compared to the regional average of 8.2 percent and the national average of 13.0 percent for publicly-traded thrifts. The Association's three most recent fiscal year average is 5.9 percent, also lower than industry averages. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 15.0 percent or less of assets and a midpoint of 7.5 percent.


ONE- TO FOUR-FAMILY LOANS TO ASSETS

      Dearborn's lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 54.2 percent of the Association's assets at December 31, 2003, which is higher than the national average of 46.0 percent. The parameter for this characteristic requires any

ONE- TO FOUR-FAMILY LOANS TO ASSETS   (CONT.)

comparable group institution to have from 25.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 47.5 percent.


TOTAL NET LOANS TO ASSETS

      At December 31, 2003, Dearborn had a 78.7 percent ratio of total net loans to assets and a lower three fiscal year average of 73.3 percent, both being higher than the national average of 66.9 percent and the regional average of
71.4 percent for publicly-traded thrifts. The Association's ratio of total net loans assets has demonstrated a mild upward trend since fiscal year 2000.

      The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The wider range is due to the fact that, as the referenced national and regional averages indicate, many institutions hold a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Dearborn.

TOTAL NET LOANS AND MORTGAGE-BACKED SECURITIES TO ASSETS

      As discussed previously, Dearborn's shares of mortgage-backed securities to assets and total net loans to assets were 2.7 percent and 78.7 percent, respectively, for a combined share of 81.4 percent. Recognizing the industry and regional ratios of 13.0 percent and 8.3 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 60.0 percent to 95.0 percent, with a midpoint of 77.5 percent.


BORROWED FUNDS TO ASSETS

      Dearborn had a $5.0 million balance of borrowed funds at December 31, 2003, consisting of FHLB advances, representing 6.3 percent of assets. At June 30, 2003, the Association's borrowed funds were $6.0 million or a slightly higher 7.5 percent of assets, although lower than its $9.0 million balance or
10.4 percent at June 30, 2002. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

      The use of borrowed funds by some banks indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds increased from 1997 through 2001, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many banks as an alternative to higher cost and/or longer term certificates. In 2002 and 2003, however, lower interest rates resulted in some moderation of borrowings in the banking industry, particularly among nonpublicly-traded banks. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

      The range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent.

EQUITY TO ASSETS

      Dearborn's equity to assets ratio was 11.5 percent at December 31, 2003, and 11.1 percent at December 31, 2002. At the end of its two most recent fiscal years, the Association's equity to asset ratios were 11.1 percent and 9.8 percent. After conversion, based on the midpoint value of $14.0 million and a public offering of $7,224,000, with 50.0 percent of the net proceeds of the public offering going to the Association, Dearborn's equity is projected to stabilize in the

EQUITY TO ASSETS  (CONT.)

area of 16.0 percent. Based on those equity ratios, we have defined the equity ratio parameter to be 8.0 percent to 20.0 percent with a midpoint ratio of 14.0 percent.


PERFORMANCE PARAMETERS

INTRODUCTION

      Exhibit 37 presents five parameters identified as key indicators of Dearborn's earnings performance and the basis for such performance both historically and during the four quarters ended December 31, 2003. The primary performance indicator is the Association's return on average assets (ROAA). The second performance indicator is the Association's return on average equity
(ROAE). To measure the Association's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Association is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Association's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

RETURN ON AVERAGE ASSETS

      The key performance parameter is the ROAA. For the twelve months ended December 31, 2003, Dearborn's ROAA was 1.03 percent based on identical net and core earnings after taxes of $806,000, as detailed in Item I of this report. The Association's ROAA over its most recent two fiscal years, based on net earnings, was 0.75 percent in fiscal year 2002 and 0.99 percent in fiscal year 2003.


RETURN ON AVERAGE ASSETS  (CONT.)

      Considering the historical and current earnings performance of Dearborn, the range for the ROAA parameter based on core income has been defined as 0.75 percent to a high of 1.30 percent with a midpoint of 1.03 percent.


RETURN ON AVERAGE EQUITY

      The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Association's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

      Prior to conversion, the Association's ROAE for the twelve months ended December 31, 2003, was 9.10 percent based on identical net and core income. The parameter range for the comparable group, based on core income, is from 6.0 percent to 15.0 percent with a midpoint of 10.5 percent.

NET INTEREST MARGIN

      Dearborn had a net interest margin of 3.35 percent for the twelve months ended December 31, 2003, representing net interest income as a percentage of average interest-earning assets. The Association's net interest margin in fiscal years 2002 and 2003 was 2.67 percent and 2.84 percent, respectively, with a five calendar year average of 2.90 percent.

      The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 4.25 percent with a midpoint of 3.38 percent.

OPERATING EXPENSES TO ASSETS

      For the twelve months ended December 31, 2003, Dearborn had a somewhat lower than average 2.23 percent ratio of operating expense to average assets. In fiscal year 2002, the Association's expense ratio was a lower 1.83 percent, increasing to 2.16 percent in fiscal year 2003. For its five most recent calendar years ended December 31, 2003, Dearborn's operating expense ratio averaged 2.00 percent. It should be noted, however, that the Association's current operating expense ratio remains lower than the averages of 2.38 percent for all FDIC-insured savings institutions and 2.33 percent for all publicly-traded savings institutions.

      The operating expense to assets parameter for the selection of the comparable group is from a low of 1.50 percent to a high of 2.75 percent with a midpoint of 2.12 percent.


NONINTEREST INCOME TO ASSETS

      Compared to publicly-traded thrifts, Dearborn has historically experienced a considerably lower than average dependence on noninterest income as a source of additional income. The Association's noninterest income was $517,000 or 0.66 percent of average assets for the twelve months ended December 31, 2003, which is much lower than the 1.39 percent average for publicly-traded thrift institutions during that period.

      The range for this parameter for the selection of the comparable group is
1.25 percent of average assets or less, with a midpoint of 0.63 percent.

ASSET QUALITY PARAMETERS

INTRODUCTION

      The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 37. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Dearborn. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.


NONPERFORMING ASSETS TO ASSETS

      Dearborn's ratio of nonperforming assets to assets was 0.77 percent at December 31, 2003, which was very similar to the national average of 0.74 percent for publicly-traded thrifts, but lower than the Midwest regional average of 1.00 percent. The Association's ratio was a modestly lower 0.52 percent at June 30, 2003, following a much higher ratio of 1.42 percent at June 30, 2002. For its five most recent calendar years ended December 31, 2003, the Association's ratio of nonperforming assets to total assets averaged 1.09 percent, ranging from a low of 0.41 percent in 2000 to a high of 2.81 percent in 2002.

      The parameter range for nonperforming assets to assets has been defined as
1.50 percent of assets or less with a midpoint of 0.75 percent.


REPOSSESSED ASSETS TO ASSETS

      Dearborn had repossessed assets of $62,000 or 0.08 percent of assets at December 31,

2003. The Association's balance of repossessed assets was$179,000 or 0.22 percent of total assets at June 30, 2003, and zero at June 30, 2002. National and regional averages were 0.12

REPOSSESSED ASSETS TO ASSETS  (CONT.)

percent and 0.17 percent, respectively, for publicly-traded thrift institutions at December 31, 2003.

      The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.


LOANS LOSS RESERVES TO ASSETS

      Dearborn had an allowance for loan losses of $324,000, representing a loan loss allowance to total assets ratio of 0.41 percent at December 31, 2003, which is slightly higher than its 0.39 percent ratio at June 30, 2003, and identical to its 0.41 percent its ratio at June 30, 2002. For the five fiscal years of 1994 to 1998, the Association's loan loss reserve averaged 0.43 percent of assets with only mild fluctuation from a high of 0.50 percent in 1999 to a low of 0.37 percent in 2001.

      The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.35 percent of assets.


THE COMPARABLE GROUP

      With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 38, 39 and 40. The comparable group institutions range in size from $121.0 million to $399.0 million with an average asset size of $225.0 million and have an average of 5.2 offices per institution. Two of the comparable group institutions were converted in 1993, one in 1994, five in 1995, one in 1996, one in 1998 and one in 1999. All ten of the comparable group institutions are traded on NASDAQ and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 10.3 percent, which is 20.5 percent higher than all publicly-traded thrift institutions in the United States but 2.5 percent lower than publicly-traded thrift institutions in Indiana; and for the most recent four quarters indicated a core return on average assets of 0.95 percent, lower than all publicly-traded thrifts at 1.09 percent and higher than publicly-traded Indiana thrifts at 0.56 percent.

IV.   ANALYSIS OF FINANCIAL PERFORMANCE

      This section reviews and compares the financial performance of Dearborn to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Indiana thrifts, as well as to the ten institutions constituting Dearborn's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 41 through 46.

      As presented in Exhibits 41 and 42, at December 31, 2003, Dearborn's total equity of 11.53 percent of assets was higher than the 10.31 percent for the comparable group, the 7.99 for all thrifts, the 9.02 percent for Midwest thrifts and the 10.72 percent ratio for Indiana thrifts. The Association had a 78.70 percent share of net loans in its asset mix, modestly higher than the comparable group at 75.70 percent, but more notably higher than all thrifts at 66.87 percent, Midwest thrifts at 71.43 percent and Indiana thrifts at 72.22 percent. Dearborn's share of net loans, higher than industry averages, is primarily the result of its similar to average 13.55 percent share of cash and investments and significantly lower than average 2.65 percent share of mortgage-backed securities. The comparable group had a modestly higher 15.28 percent share of cash and investments and a higher 4.92 percent share of mortgage-backed securities. All thrifts had 13.00 percent of assets in mortgage-backed securities and 15.73 percent in cash and investments. Dearborn's 80.38 percent share of deposits was higher than the comparable group, all thrifts, Midwest thrifts and Indiana thrifts, reflecting the Association's lower than average
6.34 percent ratio of borrowed funds to assets. The comparable group had deposits of 70.89 percent and borrowings of 18.03 percent. All thrifts averaged a 58.41 percent share of deposits and 29.76 percent of borrowed funds, while Midwest thrifts had a 63.54 percent share of deposits and a 24.06 percent share of borrowed funds. Indiana thrifts averaged a 68.51 percent share of deposits and an 19.54 percent share of borrowed funds. Dearborn had intangible assets of
0.31 percent at December 31, 2003, comprised of mortgage servicing rights, compared to 0.39 percent for the comparable group, 0.49 percent for all thrifts,
0.38 percent for Midwest thrifts and 0.22 percent for Indiana thrifts.

      Operating performance indicators are summarized in Exhibits 43 and 44 and provide a synopsis of key sources of income and key expense items for Dearborn in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

      As shown in Exhibit 45, for the twelve months ended December 31, 2003, Dearborn had a yield on average interest-earning assets lower than the comparable group, Midwest thrifts and Indiana thrifts, but higher than all thrifts. The Association's yield on interest-earning assets was 5.68 percent compared to the comparable group at 6.02 percent, all thrifts at 5.52 percent, Midwest thrifts at 5.78 percent and Indiana thrifts at 5.80 percent.

      The Association's cost of funds for the twelve months ended December 31, 2003, was higher than all thrifts, but lower than the comparable group, Midwest thrifts and Indiana thrifts. Dearborn had an average cost of interest-bearing liabilities of 2.62 percent compared to 2.97 percent for the comparable group,
2.50 percent for all thrifts, 3.03 percent for Midwest thrifts and 3.01 percent for Indiana thrifts. The Association's higher yield on interest-earning assets and higher interest cost resulted in a net interest spread of 3.06 percent, which was virtually identical to the comparable group at 3.05 percent, nominally higher than all thrifts at 3.02 percent, and moderately higher than Midwest thrifts at 2.74 percent and Indiana thrifts at 2.79 percent. Dearborn generated a net interest margin of 3.35 percent for the twelve months ended December 31, 2003, based its ratio of net interest income to average interest-earning assets, which was modestly higher than the comparable group ratio of 3.29 percent. All thrifts averaged a lower 3.19 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.92 percent and Indiana thrifts at 3.00 percent.

      Dearborn's major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 44. The Association made a $12,000 provision for loan losses during the twelve months ended December 31, 2003, equal to 0.02 percent of average assets. The comparable group indicated a provision representing 0.19 percent of assets, with all thrifts at 0.18 percent, Midwest thrifts at 0.20 percent and Indiana thrifts at 0.35 percent.

ANALYSIS OF FINANCIAL PERFORMANCE  (CONT.)

      The Association's noninterest income was $517,000 or 0.66 percent of average assets for the twelve months ended December 31, 2003, including $297,087 in gains on the sale of loans and securities. Such a ratio of noninterest income to average assets was virtually identical to the comparable group at 0.65 percent, but significantly lower than all thrifts at 1.39 percent and Midwest thrifts at 1.60 percent, and modestly lower than Indiana thrifts at 0.80 percent. For the twelve months ended December 31, 2003, Dearborn's operating expense ratio was 2.23 percent of average assets, which was similar to the comparable group at 2.19 percent and lower than all thrifts at 2.33 percent, Midwest thrifts at 2.41 percent and Indiana thrifts at 2.42 percent.

      The overall impact of Dearborn's income and expense ratios is reflected in the Association's net income and return on assets. For the twelve months ended December 31, 2003, the Association had an identical net and core ROAA of 1.03 percent. For its most recent four quarters, the comparable group had a modestly lower net ROAA of 0.96 percent and a modestly lower core ROAA of 0.95 percent. All publicly-traded thrifts averaged a higher 1.10 percent core ROAA, as did Midwest thrifts at 1.10 percent, with Indiana thrifts at a considerably lower
0.48 percent.

V.    MARKET VALUE ADJUSTMENTS

      This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Dearborn with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Association, and as a result, such adjustments become necessary.


EARNINGS PERFORMANCE

      In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.

      As discussed earlier, the Association's historical business model has focused on increasing its net interest income and net income; reducing its ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby improving its sensitivity measure and its overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs, and continuing to monitor its overhead expenses. In the future, the Association will continue to strive to increase its net interest spread and net interest margin; increase its non-interest income; increase the amount and consistency of its net income, return on assets and return on equity; and decrease its non-performing and classified assets, increase its ratio of interest sensitive assets relative to interest sensitive liabilities, and maintain its reasonable overhead expenses.

      Earnings are generally related to an institution's ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Association was an active originator of mortgage and a modest originator of non-mortgage loans in fiscal years 2002 and 2003 and for the twelve months ended December 31, 2003. Dearborn also purchased modest volumes of residential and nonresidential loans during those periods.

      From June 30, 2001, to June 30, 2002, net loans receivable decreased by $5.2 million from $65.7 million to $60.5 million, followed by a small increase of $445,000 to $60.9 million at June 30, 2003. By December 31, 2003, net loans increased by $1.1 million to $62.0 million, representing an annualized increase of $4.4 million or 7.2 percent. In fiscal years 2002 and 2003 and for the twelve months ended December 31, 2003, the greatest loan category increase was nonresidential real estate and land loans, followed by construction loans. All other categories indicated modest to moderate decreases during those periods.

      The impact of Dearborn's primary lending efforts has been to generate a yield on average interest-earning assets of 5.68 percent for the twelve months ended December 31, 2003, compared to a higher 6.02 percent for the comparable group, a modestly lower 5.52 percent for all thrifts and a modestly higher 5.78 percent for Midwest thrifts. The Association's ratio of interest income to average assets was 5.60 percent for the twelve months ended December 31, 2003, which was slightly lower than the comparable group at 5.68 percent, but all thrifts at 5.02 percent and Midwest thrifts at 5.39 percent.

      Dearborn's 2.62 percent cost of interest-bearing liabilities for the twelve months ended December 31, 2003, was moderately lower than the comparable group at 2.97 percent Midwest thrifts at 3.03 percent and modestly higher than all thrifts at 2.50 percent. The Association's resulting net interest spread of
3.06 percent for the twelve months ended December 31, 2003,

EARNINGS PERFORMANCE (CONT.)

was virtually identical to the comparable group at 3.05 percent, nominally higher than all thrifts at 3.02 percent and moderately higher than Midwest thrifts at 2.74. The Association's net interest margin of 3.35 percent, based on average interest-earning assets for the twelve months ended December 31, 2003, was very slightly higher than the comparable group at 3.29 percent, modestly higher than all thrifts at 3.19 percent and moderately higher than Midwest thrifts at 2.92 percent.

      Including its gain on the sale of loans and investments, the Association's ratio of noninterest income to assets was 0.66 percent for the twelve months ended December 31, 2003, decreasing to 0.28 percent net of those gains. That
0.66 percent ratio of noninterest income to assets was virtually identical to the comparable group at 0.65 percent, but considerably lower than all thrifts at
1.39 percent and Midwest thrifts at 1.60 percent. The Association's operating expenses were slightly higher than the comparable group, slightly lower than all thrifts and modestly lower than Midwest thrifts. For the twelve months ended December 31, 2003, Dearborn had an operating expenses to assets ratio of 2.23 percent compared to 2.19 percent for the comparable group, 2.33 percent for all thrifts and 2.41 percent for Midwest thrifts.

      For the twelve months ended December 31, 2003, Dearborn generated similar noninterest income and modestly higher noninterest expenses, and a very slightly higher net interest margin relative to its comparable group. As a result, the Association's net income was modestly higher than the comparable group based on the comparable group's net and core income for the twelve months ended December 31, 2003. Based on identical net and core earnings, the Association had a return on average assets of 1.03 percent in calendar year 2003, 0.99 percent in fiscal year 2003 and 0.75 percent in fiscal year 2002. For the twelve months ended December 31, 2003, the comparable group had a lower core ROAA of 0.95 percent, while all thrifts indicated a slightly higher 1.10 percent. The comparable group had a net ROAA of 0.96 percent for the twelve months ended December 31, 2003, with all thrifts at 1.31 percent and Midwest thrifts at 1.18 percent.

EARNINGS PERFORMANCE  (CONT.)

      The earnings stream and net earnings of Dearborn will continue to be dependent on both the overall trends in interest rates and also on the consistency, reliability and variation of its noninterest income and overhead expenses. Net of gains and losses, noninterest income indicated minor fluctuation from June 30, 2002, through December 31, 2003, and overhead expenses have increased moderately due to staffing increases. The Association's net interest margin, very slightly higher than the comparable group, has been the result of its lower cost of funds offsetting its lower yield on assets. Dearborn's cost of interest-bearing liabilities is likely to experience modest increases during the next few years, as short term rates increase from their record lows in 2003 and 2004 to date. Some upward pressure on lending rates is also anticipated, and Dearborn's composite yield on interest-earning assets is likely to increase moderately based on the mix and repricing interval of the Association's loan portfolio with its growing share of nonresidential mortgage loans and land loans. Adjustable-rate loans will likely be originated and reprice at higher rates, as will fixed-rate loans compared to their current portfolio yield, and investments should experience a modestly higher yield. In spite of the Association's relatively favorable market area, it is also likely that competition from both financial institutions and mortgage companies will limit the Association's ability to significantly increase rates on individual mortgage and non-mortgage loan products. Dearborn's success in achieving its objective to increase its overall net interest spread and net interest margin will relate to its ability to increase its costing savings and checking accounts and higher yielding nonresidential mortgage loans, rather than by significant rate changes on its loan and savings products. During the next few years, a possible modest to moderate increase in the Association's net interest spread and net interest margin will be dependent on Dearborn's marketing and cross-selling capability, as well as the demographic and economic characteristics and trends in its market area.

      It is also recognized that Dearborn's current ROAA, slightly higher than that of its comparable group, has increased modestly since June 30, 2002, as have its net interest margin and net interest spread. Following conversion, it is anticipated that the Association's higher

EARNINGS PERFORMANCE  (CONT.)

equity to assets ratio will result in decreases in ROAE until conversion proceeds can be deployed into higher yielding loans.

      In recognition of the foregoing earnings related factors, with consideration to Dearborn's current performance measures, no adjustment has been made to Dearborn's pro forma market value for earnings performance.

MARKET AREA

      Dearborn's primary market area for retail deposits and loans consists of Dearborn County, Indiana, including the city of Lawrenceburg. As discussed in
Section II, since 1990, this market area has experienced larger population increases than the comparable group markets, Indiana and the United States, and an unemployment rate lower than in the United States and similar to or lower than the rate in Indiana. The unemployment rate in the Association's market area was 4.6 percent in 2002, compared to 5.1 percent in Indiana and a higher 5.8 percent in the United States. By November, 2003, the market area's unemployment rate had increased to 4.8 percent, with Indiana and the United States at 4.7 percent and 5.6 percent, respectively. Per capita income and median household income in Dearborn's market area have historically been and remain generally similar to state and national averages and modestly lower than the comparable group, reflecting the market area's lower unemployment rate. The median housing value in the Association's market area is 11.8 percent higher than Indiana, moderately higher than the comparable group and 24.4 percent lower than in the United States.

      Dearborn's market area is both suburban and rural, with the services sector representing the primary source of employment, followed closely by the manufacturing and wholesale/retail sectors. The level of financial competition Dearborn's market area is strong, with commercial banks holding a majority of deposits. Although Dearborn has a strong penetration of thrift

MARKET AREA  (CONT.)

deposits, it nevertheless has a small share of total deposits. The Association experienced net decreases in deposits in each of its most recent three fiscal years, as deposits and interest credited were exceeded by withdrawals, and its average annual growth rate of was considerably lower than the comparable group.

      In recognition of the foregoing factors, including deposit potential in a growing market, we believe that an upward adjustment is warranted for the Association's market area.

FINANCIAL CONDITION

      The financial condition of Dearborn is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 40, 41 and 42. The Association's ratio of total equity to total assets was 11.53 percent at December 31, 2003, which was modestly higher than the comparable group at 10.31 percent, and moderately higher than all thrifts at 7.99 percent and Midwest thrifts at 9.02 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately
17.7 percent, and the Association's pro forma equity to assets ratio will increase to approximately 14.0 percent.

      The Association's mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Association's 80.38 percent ratio of deposits to total assets was significantly higher than the comparable group at 70.89 percent, all thrifts at 58.41 percent and Midwest thrifts at
63.54 percent. Those variations are directly related to Dearborn's 6.34 percent ratio of borrowed funds to assets, which was also lower than the comparable group at 18.03 percent, all thrifts at 29.76 percent and Midwest thrifts at
24.06 percent.

      Dearborn had a similar 78.70 percent ratio of net loans to total assets at December 31, 2003, compared to the comparable group at 75.70 percent, although the Association's share of net loans was more significantly higher than all thrifts at 66.87 percent. The Association's 13.55

FINANCIAL CONDITION (CONT.)

percent share of cash and investments was generally similar to the comparable group at 15.28 percent and also similar to all thrifts at 15.73 percent and Midwest thrifts at 15.69 percent; but Dearborn's 2.65 percent ratio of mortgage-backed securities to total assets was lower than the comparable group at 4.92 percent, all thrifts at 13.00 percent and Midwest thrifts at 8.25 percent.

      Dearborn had intangible assets of $241,000 or 0.31 percent of total assets compared to a similar 0.39 percent for the comparable group, 0.49 percent for all thrifts and 0.38 for Midwest thrifts. The Association had a virtually identical 0.08 percent ratio of repossessed assets to total assets, compared to the comparable group at 0.09 percent, while all thrifts and Midwest thrifts had higher ratios of 0.12 percent and 0.17 percent, respectively. The financial condition of

Dearborn is influenced by its nonperforming assets of $606,000 or 0.77 percent of assets at December 31, 2003, compared to a higher 1.02 percent for the comparable group, a similar 0.74 percent for all thrifts and a higher 1.00 percent for Midwest thrifts. It should be recognized that the Association's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets at December 31, 2003, decreased considerably from $1.2 million or
1.98 percent of assets at June 30, 2002. On a calendar year basis, Dearborn's ratio of nonperforming assets to total assets was 0.41 percent, 0.53 percent and
2.81 percent at December 31, 2000, 2001 and 2002, respectively.

      The Association had a higher 25.50 percent ratio of high risk real estate loans to assets compared to 17.24 percent for the comparable group, and the Association's share was also higher than all thrifts at 19.85 percent. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

      At December 31, 2003, Dearborn had $324,000 of allowances for loan losses, which represented 0.41 percent of assets and 0.51 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to
0.66 percent of assets and 0.91 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might

FINANCIAL CONDITION  (CONT.)

eventually be charged off. Dearborn's $324,000 of allowances for loan losses, represented a significantly lower 53.47 percent of nonperforming assets at December 31, 2003, compared to the comparable group's 91.87 percent, with all thrifts at 155.28 percent and Midwest thrifts at 100.66 percent. Dearborn's ratio of net charge-offs to average total loans was less than 0.01 percent of total loans for the twelve months ended December 31, 2003, compared to ratios to loans of 0.14 percent for the comparable group, 0.23 percent for all thrifts and
0.26 percent for Midwest thrifts. The Association's ratio of net charge-offs to average total loans was 0.01 percent in fiscal year 2002, but increased to 0.11 percent in fiscal year 2003. Relative to the comparable group, those ratios are reflective of the Association's maintenance of a lower ratio of reserves to loans and a lower ratio of reserves to nonperforming assets in anticipation of lower charge-offs in future years.

      Historically, Dearborn has experienced higher levels of interest rate risk, as reflected by the exposure of its net portfolio value to negative changes under conditions of rising interest rates, but in recent periods, the Association's overall interest rate risk has improved considerably and is currently classified as minimal.

      Overall, with particular consideration to the Association's asset quality, reserves, coverage, interest rate risk and shares of loans and deposits relative to the comparable group, we believe that no adjustment is warranted for Dearborn's current financial condition.


ASSET, LOAN AND DEPOSIT GROWTH

      During its most recent four calendar years, Dearborn has been characterized by lower than average rates of growth in assets, loans and deposits. The Association's average annual asset growth rate from 2000 to 2003, was 2.2 percent, compared to a higher 8.7 percent for the comparable group, 11.3 percent for all thrifts and 8.0 percent for Midwest thrifts. The Association's lower asset growth rate is reflective primarily of its small average increase in loans ASSET, LOAN AND DEPOSIT GROWTH (CONT.)

during that four year period . The Bank's loan portfolio indicates an average annual increase of 2.3 percent from 2000 to 2003, compared to average growth rates of 7.6 percent for the comparable group, 11.3 percent for all thrifts and
7.5 percent for Midwest thrifts.

      Dearborn's deposits indicate an average annual increase of 4.4 percent from December 31, 2000, to December 31, 2003. Annual deposit changes have been from a decrease of 5.0 percent in 2002 to an increase of 13.5 percent in 2001, compared to average growth rates of 9.8 percent for the comparable group, 11.7 percent for all thrifts and 8.3 percent for Midwest thrifts. Notwithstanding its lower rate of deposit growth, the Association has decreased its ratio of borrowed funds to assets from 14.82 percent at December 31, 2000, to 6.3 percent at December 31, 2003, with the Dearborn's share of borrowed funds being lower than the comparable group's 18.03 percent at December 31, 2003.

      The Association's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to continue its loan origination activity. Dearborn's primary market area has experienced a strong increase rise in population and households between 1990 and 2000 and those increases are projected to continue at rates higher than state and national rates through 2008. The Association's primary market area also indicates 2000 per capita income similar to Indiana and the United States, combined with higher comparative levels of median household income. In 2000, housing values in Dearborn's market area were higher than Indiana but lower than the United States.

      The Association's historical dependence on its current primary market area could result in lower asset growth in the future as a result of its competitive operating environment, notwithstanding strong growth in population and households projected for the future in the primary market area. Dearborn's projections indicate a very modest increase in deposits in 2004, reduced by the outflow of deposits to purchase stock. Total portfolio loans are projected to experience moderate growth in 2004, as conversion proceed are deployed in the second HALF ASSET, LOAN AND DEPOSIT GROWTH (CONT.)

of the year, with cash and investments moderating accordingly. Dearborn's competitive operating environment, together with its projected modest increase in deposits during the next few years, combined with moderate loan growth, should result in the continuation of lower asset and deposit growth for the Association relative to the comparable group.

      Based on these factors, we have concluded that a downward adjustment to the Association's pro forma value is warranted.


DIVIDEND PAYMENTS

      The Corporation intends to pay an annual cash dividend of $0.48 per share following the completion of its stock conversion. Such a dividend results in a yield of 4.80 percent, based on the total number of shares outstanding following the conversion and the offering price per share of $10.00. Based on the pro forma earnings per share at the midpoint of the valuation range opined in this report, the corresponding payout ratio of a $0.48 dividend is 85.94 percent. The actual payment of cash dividends by the Corporation will be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.

      Each of the ten institutions in the comparable group pays cash dividends for an average dividend yield of 2.32 percent and a payout ratio of 42.57 percent.

      In our opinion, an upward adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments.


SUBSCRIPTION INTEREST

      In 2003, investors' interest in new issues was generally positive and subscription levels were consistently high, although a few issues, including two second stage conversions, nevertheless received a less than strong reaction from the marketplace. Overall, although the reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry, the smaller number of offerings appears to have concentrated greater subscription activity beyond the stronger institutions.

      Dearborn will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $1.2 million or 16.6 percent of the stock offered to the public based on the appraised midpoint valuation. The Association will form an ESOP, which plans to purchase 8.0 percent of the total shares issued to the public in the current offering. Additionally, the Prospectus restricts to 10,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person, and to 20,000 shares by persons and associates acting in concert.

      The Association has secured the services of Keefe, Bruyette & Woods, Inc. ("KBW") to assist in the marketing and sale of the conversion stock.

      Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for second stage conversions, we believe that no adjustment is warranted for the Association's anticipated subscription interest.



LIQUIDITY OF THE STOCK

      Dearborn will offer its shares through a subscription offering and, if required, a subsequent community offerings with the assistance of KBW. Dearborn will pursue at least two market makers for the stock.

      The Association's proposed market capitalization pursuant to its public offering and shares to be issued is 55.6 percent smaller than the average of the comparable group, 69.6 percent smaller than publicly-traded thrifts in Indiana, and only about 2.5 percent the size of all publicly-traded thrifts. We have concluded, therefore, that a downward adjustment to the pro forma market value is warranted at this time relative to the liquidity of the stock.


MANAGEMENT

      Edward L. Fischer currently serves as president and chief executive officer of the Association, a position he has held since 1996, and has served as president and chief executive officer of Dearborn Financial Corporation since its formation in 1999. Mr. Fischer joined Dearborn in 1993 as chief financial officer and treasurer. Other senior officers include Thomas J. Sicking, vice president; Delmar C. Schiferl, vice president-director of lending; and Steven R. Doll, vice president-chief financial officer.

      Since 2002, the management of Dearborn have been successful in increasing the Association's loan portfolio and its ratio of loans to deposits, strengthening its net interest margin and ROAA, increasing its noninterest income and increasing its ratio of equity to assets. Nonperforming assets were significantly reduced in 2003 and their ratio to assets is currently lower than the comparable group and similar to the national average for publicly-traded thrift institutions, although Dearborn's ratios of allowance for loan losses to both total assets and gross loans remain considerably lower than comparable group and industry averages. The Association's asset, loan and deposit growth have lagged comparable group and industry

MANAGEMENT  (CONT.)

averages in its competitive operating environment. Dearborn's operating expenses have been and continue to be lower than the comparable group and industry averages, contributing to the Association's efficiency ratio being more favorable than the comparable group and industry averages.

      Overall, we believe the Association to be professionally, knowledgeably and efficiently managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.


MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to thrift charters and the regulation of financial institutions.


      The sixteen publicly-traded thrifts completing conversions or mutual holding company reorganizations in 2003 and to date in 2004 are currently trading at an average of 164.96 percent of book value, compared to all thrifts at a virtually identical164.28 percent and Indiana thrifts at a lower 128.66 percent. All but three of those sixteen IPOs closed at the super maximum of their valuation ranges, with two of those three being second stage conversions. The five second stage conversions completed between January 1, 2003, and February 27, 2004, are, however, trading at a much lower average 132.69 percent price to book value and a lower price to earnings multiple 28.73, compared to a multiple of 33.15 for all sixteen recent IPOs. Further, the one day, one week and one month percentage price changes for the those sixteen recent IPOs were
31.8 percent, 32.2 percent and 33.2 percent, respectively. The five second stage conversions experienced significantly smaller one day, one week and one month percentage price changes of 15.3 percent, 16.2 percent and 18.9 percent, respectively.

MARKETING OF THE ISSUE (CONT.)

      We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pricing of the Corporation, particularly considering its second stage conversion. Consequently, we have made a downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount.

VI.   VALUATION METHODS

      Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as decreasing interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of DSA Financial Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to earnings methods.

      In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

      In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value".

      In applying each of the valuation methods, consideration was given to the adjustments to the Association's pro forma market value discussed in Section V. Downward adjustments

VALUATION METHODS  (CONT.)

were made for asset, loan and deposit growth, the liquidity of the stock and the marketing of the issue. Upward adjustments were made for the Association's market area and for dividend payments. No adjustments were made for the Association's earnings performance, financial condition, subscription interest and management.


PRICE TO BOOK VALUE METHOD

      In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution's performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

      It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. In the case of a second stage conversion such as Dearborn, however, the application of the prescribed formulary computation to a sale of less than all the shares based on the full valuation of the institution might return a value in excess of the book value of the institution. In most instances, nevertheless, such a value remains below current comparable market values.

      Exhibit 48 shows the average and median price to book value ratios for the comparable group which were 137.03 percent and 137.25 percent, respectively. The full comparable group

PRICE TO BOOK VALUE METHOD (CONT.)

indicated a moderately wide range, from a low of 116.68 percent (Logansport Financial Corp.) to a high of 156.35 percent (CKF Bancorp, Inc.). The comparable group had modestly higher average and median price to tangible book value ratios of 143.30 percent and
140.67 percent, respectively, with the range of 116.68 percent to a higher
176.02 percent. Excluding the low and the high in the group, the comparable group's price to book value range narrowed modestly from a low of 125.23 percent to a high of 151.60; and the comparable group's price to tangible book value range also narrowed modestly from a low of 127.63 percent to a high of 168.70, with the same institutions representing the limits of both ranges.

      Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 91.24 percent and a price to tangible book value ratio of 91.21 percent at the midpoint. The price to book value ratio increases from 82.83 percent at the minimum to 105.67 percent at the super maximum, while the price to tangible book value ratio increases from 82.94 percent at the minimum to 105.78 percent at the super maximum.

      The Corporation's pro forma price to book value and price to tangible book value ratios of 91.24 percent and 91.21 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 47, are influenced by the Association's capitalization, local market and percentage of public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 17.65 percent compared to 10.31 percent for the comparable group. Based on the price to book value ratio and the Association's total equity of $9,091,000 at December 31, 2003, the indicated pro forma market value of the Association using this approach is $14,037,360 at the midpoint (reference
Exhibit 47).


PRICE TO EARNINGS METHOD

      The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Dearborn's after tax net earnings for the twelve months ended December 31, 2003, was $806,000, which also represents the Association's core earnings for that period.

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

To opine the pro forma market value of the Corporation by using the price to earnings method, we applied that earnings base of $806,000 in the context of core earnings.

      In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 15.27, while the median was 14.81. The average price to net earnings multiple was a similar 15.04 and the median multiple was 14.52. The comparable group's price to core earnings multiple was lower than the 22.42 average multiple for all publicly-traded, FDIC-insured thrifts and also lower than their median of 17.98. The range in the price to core earnings multiple for the comparable group was from a low of 12.88 (Southern Missouri Bancorp) to a high of 19.77 (Community Investors Bancorp). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 12.97 to a high of
18.04 times earnings for eight of the ten institutions in the group, indicating a very slight narrowing of the range.

      Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a price to core earnings multiple of 17.01 at the midpoint, based on Dearborn's core earnings of $806,000 for twelve months ended December 31, 2003.

      Based on the Association's core earnings base of $806,000 (reference
Exhibit 47), the pro forma market value of the Corporation using the price to earnings method is $13,905,625 at the midpoint.


PRICE TO ASSETS METHOD

      The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true

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level following conversion. Exhibit 48 indicates that the average price to assets ratio for the comparable group was 14.21 percent and the median was 13.09 percent. The range in the price to assets ratios for the comparable group varied from a low of 11.06 percent (AMB Financial Corp.) to a high of 20.97 percent (Home Loan Financial Corp). The range narrows modestly with the elimination of the two extremes in the group to a low of 11.92 percent and a high of 16.49 percent.

      Based on the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 16.56 percent at the midpoint, which ranges from a low of 14.21 percent at the minimum to 21.36 percent at the super maximum.

      Based on the Association's December 31, 2003, asset base of $78,820,000, the indicated pro forma market value of the Corporation using the price to assets method is $14,101,180 at the midpoint (reference Exhibit 47).





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

VALUATION CONCLUSION

      Exhibit 53 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 91.24 percent for the Corporation represents a discount of 33.41 percent relative to the comparable group and decreases to 23.01 percent at the super maximum. The price to core earnings multiple of 17.01 for the Corporation at the midpoint value indicates a premium of 11.39 percent, increasing to a premium of 47.44 percent at the super maximum. The price to assets ratio at the midpoint represents a premium of 16.52 percent, increasing to a premium of 50.25 percent at the super maximum.

      It is our opinion that as of February 27, 2004, the pro forma market value of the Corporation, is $14,000,000 at the midpoint, representing 1,400,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $11,900,000 or 1,190,000 shares at $10.00 per share to a maximum of $16,100,000 or 1,610,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $18,515,500 or 1,851,500 shares at $10.00 per share (reference Exhibits 49 to 52).

      Our valuation assumptions, process and conclusions recognize that minority public shareholders collectively own 48.4 percent of the Association's outstanding shares, and that the current offering contemplates the sale of the
51.6 percent of the outstanding shares currently owned by Dearborn Financial Corporation, the Association's mid-tier holding company. As indicated in Exhibit 47, in the conversion, each minority share will be exchanged for 2.8886 shares of the Corporation at the midpoint of the offering range, with that exchange ratio being 2.4553 shares, 3.3219 shares and 3.8201 shares at the minimum, maximum and adjusted maximum of the offering range, respectively.

      The appraised value of DFS Financial Corporation as of February 27, 2004, is $14,000,000 at the midpoint.

                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX



March 5, 2004


Board of Directors
Dearborn Savings Association, F.A.
118 Walnut Street
Lawrenceburg, Indiana 47025

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of DSA Financial Corporation ("Corporation"), which is the mid-tier holding company of Dearborn Savings Association, F.A., Lawrenceburg, Indiana ("Dearborn" or the "Association"). The Corporation is the new name of Dearborn Financial Corporation. Dearborn Financial is a subsidiary of Dearborn Mutual Holding Company. Such stock is to be issued in connection with the application to complete a second stage conversion and convert to a regular stock holding company with the name DSA Financial Corporation. This appraisal was prepared and provided to the Association in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in market studies, business and strategic plans, stock valuations, conversion and reorganization appraisals, and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Dearborn and the material provided by the independent auditor, Grant Thornton, LLP, Cincinnati, Ohio, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Association's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Dearborn, with the law firm of Luse Goreman Pomerenk & Schick, P.C., Washington, D.C., the Association's conversion counsel, and with Grant Thornton, LLP. Further, we viewed the Association's local economy and primary market area.

Board of Directors
Dearborn Savings Association, F.A.
March 5, 2004
Page 2


This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock in this reorganization and public offering will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Association's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of February 27, 2004, the pro forma market value or appraised value of the Corporation is $14,000,000 at the midpoint, with a second stage offering level of $7,224,000 or 722,400 shares at $10 per share, representing 51.60 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $11,900,000 to a maximum of $16,100,000, with a maximum, as adjusted, of $18,515,000, representing offering levels of $6,140,400 at the minimum to a maximum of $8,307,600, with a maximum, as adjusted, of $9,553,740, representing 614,040 shares, 830,760 shares and 955,374 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of DSA Financial Corporation as of February 27, 2004, is $14,000,000 at the midpoint.

Very truly yours,

KELLER & COMPANY, INC.